Exhibit 23.1
NETHERLAND, SEWELL
& ASSOCIATES, INC.
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the reproduction of and reference to our audit report for Seneca Resources Corporation dated October 17, 2007, appearing in this National Fuel Gas Company Annual Report on Form 10-K.
We also consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-123654, 333-85711, and 333-102200) and Form S-8 (Nos. 2-94539, 33-49693, 333-03055, 333-51595, 333-55124, 333-102211, 333-102220, 333-117131, 333-117132 and 333-143701) of National Fuel Gas Company of our audit report dated October 17, 2007, appearing in this National Fuel Gas Company Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons, P. E.
Danny D. Simmons, P. E.
Executive Vice President

Houston, Texas
November 29, 2007